Filed Pursuant to Rule 433

Registration No. 333-126811

From Line: iPathETN@email.barclaysglobal.com

Subject Line: Barclays iPath ETNs: Join our Conference Call and Live Webinar

iPATHSM GSCI® TOTAL RETURN INDEX ETN – Ticker GSP

iPATHSM DOW JONES-AIG COMMODITY INDEX TOTAL RETURNSM ETN – Ticker DJP

How can iPath Exchange Traded Notes offer easy exposure to difficult to reach markets, such as commodities? Find out with representatives from Barclays Global Investors Services (BGIS) on our live conference call or webinar.

See details, registration information, and agenda below.

FOR FINANCIAL PROFESSIONALS ONLY

Conference Call Information:

•	Friday, June 9, 2006 @ 10 AM PT, 1:00 PM ET

Call name: iPath

Password: iPath

United States: (888) 428-4473

International: (612) 234-9960

•	Tuesday, June 13, 2006 @ 10:00 AM PT, 1:00 PM ET

Call name: iPath

Password: iPath

United States: (888) 428-4480

International: (612) 288-0337

Please dial in 10 minutes before the call begins to enable the call to start on time.

Live Webinar Dates:

•	Thursday, June 15, 2006 @ 1:00 PM PT, 4:00 PM ET Register [ http://www.sec.gov/Archives/edgar/data/312070/000119312506125837/dfwp.htm]

•	Tuesday, June 20, 2006 @ 1:00 PM PT, 4:00 PM ET Register [ http://www.sec.gov/Archives/edgar/data/312070/000119312506125837/dfwp.htm]

•	Thursday, June 22, 2006 @ 1:00 PM PT, 4:00 PM ET Register [ http://www.sec.gov/Archives/edgar/data/312070/000119312506125837/dfwp.htm]

•	Tuesday, June 27, 2006 @ 1:00 PM PT, 4:00 PM ET Register [ http://www.sec.gov/Archives/edgar/data/312070/000119312506125837/dfwp.htm]

Please log in 10 minutes before the call or webinar begins to enable the conference to start on time.

Agenda for Conference Calls and Live Webinars

Introduction:

-	What are iPath Exchange Traded Notes (ETNs)?

-	Why commodities?

-	What are the benefits of investing in an iPath ETN versus traditional ways of investing in commodities?

-	How does the composition of the Dow Jones-AIG Commodity Index Total ReturnSM compare with the GSCI® Total Return Index?

For more information, see the iPath FAQ [http://www.ipathetn.com/pdf/faq.pdf] or visit www.ipathETNetn.com.

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FOR INSTITUTIONAL INVESTOR USE ONLY. NOT FOR PUBLIC DISTRIBUTION.

Not FDIC Insured * No Bank Guarantee * May Lose Value

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading prices of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM”, and “Dow Jones – AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones – AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

© 2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2834-iP-0606